Exhibit 99.1

Neuronetics Reports Second Quarter 2026 Financial and Operating Results

MALVERN, PA., August 11, 2026 – Neuronetics, Inc. (NASDAQ: STIM) (the “Company” or “Neuronetics”), a leader in interventional mental health that combines its NeuroStar® TMS technology with direct patient care through the Greenbrook network of interventional psychiatry clinics, today announced its financial and operating results for the second quarter of 2026.

Second Quarter 2026 Financial Highlights

•	Total revenue of $41.6 million, up 9.1% compared to the second quarter of 2025

•	Greenbrook revenue of $26.9 million, up 16.8% compared to the second quarter of 2025

•	Adjusted EBITDA of $0.3 million compared to a loss of $5.6 million in the second quarter of 2025

•	Net loss of $3.4 million compared to a loss of $10.1 million in the second quarter of 2025

•	Net cash used in operations and investing of $1.4 million, a reduction of $2.3 million compared to $3.8 million in the second quarter of 2025

Recent Operational Highlights

•	Nir Naor appointed as Executive Vice President, Chief Financial Officer, Corporate Secretary, and Treasurer

•	Cory Anderson promoted to Executive Vice President/General Manager of Greenbrook clinics

•	Rob Greene appointed as Senior Vice President, Sales

“This was a quarter of real operational progress, and meaningful steps toward our goal of sustained profitability and positive net cash flow from operations and investing,” said Dan Reuvers, President and Chief Executive Officer of Neuronetics. “For some time, NeuroStar has not competed to its full potential, and we are changing that by broadening how customers can access our technology while we continue to drive operational gains across the Greenbrook clinics. We also strengthened our leadership team, adding proven talent in key roles. The combination of a leading TMS platform and a national care network is what sets Neuronetics apart, and it positions us to lead as new interventional therapies come to market. There is more work ahead, but I am encouraged by the traction we are beginning to demonstrate.”

Second Quarter 2026 Financial and Operating Results for the Three Months Ended June 30, 2026

	Revenues by Segments
	Three Months Ended June 30,
	2026	2025
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
NeuroStar revenue	$14,677	$15,084	(2.7)%
Greenbrook revenue	26,891	23,024	16.8%

Total revenues	$41,568	$38,108	9.1%

Total revenue for the three months ended June 30, 2026 was $41.6 million, an increase of $3.5 million, or 9.1%, compared to the three months ended June 30, 2025 of $38.1 million. The increase was primarily driven by higher Greenbrook revenue, which increased to $26.9 million in the second quarter of 2026 from $23.0 million in the second quarter of 2025, reflecting continued growth of the Greenbrook business.

Gross margin increased from 46.6% for the three months ended June 30, 2025 to 51.1% for the three months ended June 30, 2026. The increase in gross margin was driven by the positive impact of our new go-to-market strategy, as well as improved revenue cycle management within the Greenbrook clinics.

Operating expenses during the second quarter of 2026 were $22.7 million, a decrease of $3.1 million, or 12%, compared to $25.8 million in the second quarter of 2025, primarily attributable to lower general and administrative expenses and lower sales and marketing expenses.

Loss from operations during the second quarter of 2026 was $1.5 million, a decrease of $6.6 million, as compared to a loss of $8.1 million in the second quarter of 2025. Adjusted EBITDA during the second quarter of 2026 was $0.3 million, an increase of $5.9 million compared to a loss of $5.6 million in the second quarter of 2025.

Net loss for the second quarter of 2026 was $3.4 million, or $0.05 per share, as compared to $10.1 million, or $0.15 per share, in the second quarter of 2025. Net loss per share was based on 73,129,107 and 66,180,069 weighted average common shares outstanding for the second quarters of 2026 and 2025, respectively.

As of June 30, 2026, the Company held $25 million in total cash, consisting of cash and cash equivalents of $19.2 million and $5.8 million of restricted cash, compared to total cash of $34.1 million as of December 31, 2025.

Strengthened Leadership Team

The Company made a series of changes to strengthen its senior leadership team and align its structure with the Company’s priorities. Nir Naor was appointed Executive Vice President, Chief Financial Officer, Corporate Secretary, and Treasurer, bringing more than 20 years of finance leadership across medical device and care-delivery businesses, including experience guiding a company to profitability and positive cash flow. Cory Anderson, a five-year veteran of the Company, was promoted to Executive Vice President and General Manager of Greenbrook, reflecting the growing importance of the clinic business. Rob Greene joined as Senior Vice President, Sales, bringing extensive commercial leadership across healthcare and medical technology, including capital equipment and service, to support the Company’s expanded NeuroStar go-to-market models.

Business Outlook

For the full year 2026, Neuronetics expects:

•	Total revenue between $160 million and $164 million, as compared to prior guidance of $160 million and $166 million;

•	Gross margin between 48% and 50%, as compared to prior guidance of 47% and 49%;

•

Operating expenses between $95 million to $100 million, compared to prior guidance of $100 million to $105 million. Going forward, operating expense guidance will exclude stock-based compensation. On this basis, operating expenses are expected to be $91 million to $96 million, with estimated stock-based compensation of $4 million.

•

Cash flow from operations and investing in the range of negative $10.5 million to negative $14.5 million. This is compared to our prior guidance of cash flow from operations only in the range of negative $13 million to negative $17 million.

Non-GAAP Financial Measures (Unaudited)

Operating Expense Guidance: FY 2026

The following table presents the Company’s reconciliation between Operating Expenses and Operating Expenses less Non-cash Stock- Based Compensation. This adjusted guidance is based on assumptions that management believes are reasonable under the circumstances. However, they are not necessarily indicative of the Company’s future performance. Operating Expenses less Stock Based Compensation are projected Operating Expenses for the fiscal year 2026, less non-cash stock-based compensation.

	Range
	(in thousands)
Operating expenses	$95	$100
Non-cash stock-based compensation expense (“SBC”)[1]	$4	$4
Operating expenses, less SBC	$91	$96

(1)

Stock-based compensation consists of expenses related to restricted stock units and performance based restricted stock units. We exclude these expenses from our non-GAAP financial measures because they are non-cash charges that we do not consider reflective of our core ongoing operational performance. While share-based compensation is a recurring expense and a key part of our employee retention strategy, excluding it allows management and investors to compare our operational profitability more consistently against prior periods and industry peers.

Webcast and Conference Call Information

The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/7ri4xna9. To listen to the conference call on your telephone, participants may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start

About Neuronetics

Neuronetics, Inc. is a leader in interventional mental health, combining innovative treatment technologies with direct patient care. Through its NeuroStar® Advanced Therapy system, the Company is a leading provider of transcranial magnetic stimulation (“TMS”) treatment and, through Greenbrook TMS Inc. (“Greenbrook”), operates one of the largest interventional psychiatry clinic networks in the United States, offering both TMS and SPRAVATO® therapies. NeuroStar Advanced Therapy is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication has not helped. NeuroStar Advanced Therapy is the leading TMS treatment for major depressive disorder (“MDD”) in adults and is backed by what we believe is the largest clinical data set of any TMS treatment system for depression. Greenbrook treatment centers also offer SPRAVATO® (esketamine) nasal spray, a prescription medicine indicated for the treatment of treatment-resistant depression (“TRD”) in adults as monotherapy or in conjunction with an oral antidepressant. It is also indicated for depressive symptoms in adults with MDD with acute suicidal ideation or behavior in conjunction with an oral antidepressant.1

The NeuroStar Advanced Therapy System is cleared by the U.S. Food and Drug Administration for adults with MDD, as an adjunct for adults with obsessive-compulsive disorder, to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression), and as a first line adjunct for the treatment of MDD in adolescent patients aged 15-21. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Certain statements in this press release, including the documents incorporated by reference herein, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Statements in this press release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “may,” “will,” “would,” “should,” “expect,” “plan,” “design,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “outlook” or “continue” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and current expectations for upcoming quarters and fiscal year 2026, including with respect to revenue, expenses, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the effect of the transaction with Greenbrook on our business relationships; operating results and business generally; our ability to execute our business strategy; our ability to achieve or sustain profitable operations due to our history of losses; our reliance on the sale and usage of our NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of our salesforce; our ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using our products; physician and patient demand for treatments using our products; developments in respect of competing technologies and therapies for the indications that our products treat; product defects; our ability to obtain and maintain intellectual property protection for our technology; developments in clinical trials or regulatory review of the NeuroStar Advanced Therapy System for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; potential effects of evolving and/or extensive government regulation; the terms of our credit facility; our self-sustainability; existing cash balance; our ability to achieve positive cash flows; and our ability to continue as a going concern. For a discussion of these and other related risks, please refer to the Company’s recent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov, including, without limitation, the factors described under the heading “Risk Factors” in Neuronetics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026, as may be updated or supplemented by subsequent reports that Neuronetics has filed or files with the SEC. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

ICR Healthcare

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Consolidated Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues
NeuroStar	$14,677	$15,084	$27,602	$28,400
Greenbrook	26,891	23,024	48,420	41,683

Total Revenue	41,568	38,108	76,022	70,083

Cost of revenues
NeuroStar	3,312	4,311	6,170	7,461
Greenbrook	17,033	16,039	32,475	29,126

Total Cost of revenues	20,345	20,350	38,645	36,587

Gross profit	21,223	17,758	37,377	33,496

Operating expenses:
Sales and marketing	9,984	11,868	20,721	23,867
General and administrative	11,404	12,150	24,452	25,287
Research and development	1,336	1,798	2,700	3,414

Total operating expenses	22,724	25,816	47,873	52,568

Loss from operations	(1,501)	(8,058)	(10,496)	(19,072)

Other (income) expense:
Interest expense	2,125	1,969	4,391	3,891
Loss on extinguishment of debt	—	—	539	—
Other income, net	(162)	(188)	(1,182)	(435)

Net loss	$(3,464)	$(9,839)	$(14,244)	$(22,528)

Less: Net gain (loss) attributable to non-controlling interest	(25)	281	(15)	267

Net loss attributable to Neuronetics stockholders	(3,439)	(10,120)	(14,229)	(22,795)

Net loss per share of common stock outstanding, basic and diluted attributable to Neuronetics stockholders	$(0.05)	$(0.15)	$(0.20)	$(0.36)

Weighted average common shares outstanding, basic and diluted	73,129	66,180	71,369	63,835

NEURONETICS, INC.

Consolidated Balance Sheets

(Unaudited; In thousands, except per share data)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$19,197	$28,134
Restricted cash	5,750	6,000
Accounts receivable, net of allowance for credit losses of $553 and $1,043 as of June 30, 2026 and December 31, 2025, respectively	15,955	16,469
Inventory	5,502	4,327
Current portion of net investments in sales-type leases	233	225
Current portion of prepaid commission expense	2,773	3,050
Current portion of note receivables	315	424
Prepaid expenses and other current assets	3,505	2,922

Total current assets	53,230	61,551

Property and equipment, net	3,464	4,466
Goodwill	23,622	23,622
Intangible assets, net	17,420	18,149
Operating lease right-of-use assets	23,913	23,560
Net investments in sales-type leases	65	98
Prepaid commission expense	6,980	7,972
Long-term notes receivable	43	151
Other assets	2,792	1,982

Total assets	$131,529	$141,551

Liabilities and Equity
Current liabilities:
Accounts payable	$12,419	$10,739
Accrued expenses	8,929	12,316
Current portion of deferred revenue	1,143	753
Deferred and contingent consideration	250	500
Other payables	425	652
Current portion of operating lease liabilities	5,143	5,561

Total current liabilities	28,309	30,521

Long-term debt, net	61,519	65,807
Other long term liabilities	142	—
Deferred revenue	58	48
Operating lease liabilities	19,861	18,935

Total liabilities	109,889	115,311

Commitments and contingencies
Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on June 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value: 250,000 shares authorized; 76,193 and 68,994 shares issued and outstanding on June 30, 2026 and December 31, 2025, respectively	762	690
Additional paid-in capital	490,239	480,475
Accumulated deficit	(473,151)	(458,787)

Total Stockholders’ equity	17,850	22,378
Non-controlling interest	3,790	3,862

Total equity	21,640	26,240

Total liabilities and equity	$131,529	$141,551

NEURONETICS, INC.

Consolidated Statements of Cash Flows

(Unaudited; In thousands)

	Six months ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(14,244)	$(22,528)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,474	1,812
Allowance for credit losses	(160)	83
Inventory impairment	—	177
Share-based compensation	2,365	3,258
Non-cash interest expense	478	388
Loss on extinguishment of debt	539	—
Loss on disposal of property and equipment	369	43
Changes in certain assets and liabilities:
Accounts receivable, net	893	(2,479)
Inventory	(1,289)	(791)
Net investments in sales-type leases	24	12
Prepaid commission expense	1,268	613
Prepaid expenses and other assets	(647)	3,356
Accounts payable	1,572	(1,803)
Accrued expenses	(3,386)	(2,236)
Other liabilities	(85)	(320)
Deferred revenue	400	(82)

Net cash used in operating activities	(10,429)	(20,497)

Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(614)	(471)
Proceeds from the sale of property and equipment	25	—

Net cash used in investing activities	(589)	(471)

Cash flows from financing activities:
Payments of debt issuance costs	(55)	—
Repayment of deferred and contingent consideration	(250)	—
Repayment of long-term debt	(5,000)	—
Payment for debt extinguishment costs	(250)	—
Proceeds from the issuance of common stock	—	20,700
Payments of common stock offering issuance costs	—	(1,731)
Proceeds from issuance of common stock under ATM Program	7,954	—
Payments of common stock offering issuance costs under ATM Program	(376)	—
Distribution to non-controlling interest	(192)	—
Proceeds from exercises of stock options	—	9

Net cash provided by financing activities	1,831	18,978

Net decrease in Cash, Cash equivalents and Restricted cash	(9,187)	(1,990)
Cash and cash equivalents and restricted cash and cash equivalents, beginning of period	34,134	19,459

Cash and cash equivalents and restricted cash and cash equivalents, end of period	$24,947	$17,469

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	19,197	10,969
Restricted cash and cash equivalents	5,750	6,500

Total cash, cash equivalents and restricted cash	$24,947	$17,469

Non-GAAP Financial Measures (Unaudited)

EBITDA and adjusted EBITDA are not measures of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes that the addition of the non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA and adjusted EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA and adjusted EBITDA:

	Three Months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(in thousands)		(in thousands)
Net loss attributable to Neuronetics stockholders’	$(3,439)	$(10,120)	$(14,229)	$(22,795)
Interest expense, net	1,963	1,781	3,209	3,456
Income taxes	—	—	—	—
Depreciation and amortization	729	901	1,474	1,812

EBITDA	$(747)	$(7,438)	$(9,546)	$(17,527)

Stock based compensation (Note. 1)	688	1,814	2,365	3,258
Loss on extinguishment of debt (Note. 2)	—	—	539	—
Restructuring (Note. 3)	313	—	313	—

Adjusted EBITDA	$254	$(5,624)	$(6,329)	$(14,269)

Footnotes

1.

Stock-based compensation consists of expenses related to restricted stock units and performance based restricted stock units. We exclude these expenses from our non-GAAP financial measures because they are non-cash charges that we do not consider reflective of our core ongoing operational performance. While share-based compensation is a recurring expense and a key part of our employee retention strategy, excluding it allows management and investors to compare our operational profitability more consistently against prior periods and industry peers.

2.

In connection with its $5 million repayment of debt in the first quarter of 2026 to Perceptive Advisors, LLC, the Company recorded a total loss on partial debt extinguishment of approximately $0.5 million. This infrequent and non-recurring expense is removed from EBITDA in order to provide a more accurate reflection of the Company’s core operational performance for the period presented.

3.

Restructuring expense represents net costs incurred in connection with leadership workforce reductions, role eliminations, or organizational restructuring activities, that are not expected to recur in the ordinary course of business. These costs have been added back to EBITDA because they are considered non-recurring and not reflective of the Company’s ongoing operating performance. Management believes excluding these expenses provides a more meaningful measure of normalized earnings and period-to-period operating comparability.

References

1 The effectiveness of SPRAVATO in preventing suicide or in reducing suicidal ideation or behavior has not been demonstrated. Use of SPRAVATO does not preclude the need for hospitalization if clinically warranted, even if patients experience improvement after an initial dose of SPRAVATO. For more important safety information about SPRAVATO, please visit spravatohcp.com.